AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           CONSOLIDATED GRAPHICS, INC.

                             GARNER ACQUISITION CO.

                            GARNER PUBLISHING COMPANY

                                       AND

                               THE STOCKHOLDERS OF

                            GARNER PUBLISHING COMPANY

                               DATED JULY 3, 1996
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                                TABLE OF CONTENTS
                      AGREEMENT AND PLAN OF REORGANIZATION
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        ARTICLE 1     THE CLOSING; THE MERGER..............................................  2
               1.1    Closing..............................................................  2
               1.2    The Merger...........................................................  2
               1.3    Terms of Merger......................................................  2
               1.4    Public Announcements.................................................  2

        ARTICLE 2     REPRESENTATIONS AND WARRANTIES OF
                       THE COMPANY AND THE STOCKHOLDERS....................................  3
               2.1    Organization and Good Standing.......................................  3
               2.2    Capitalization of the Company........................................  3
               2.3    Ownership; Voting Rights.............................................  3
               2.4    No Subsidiaries or Other Ownership Interests.........................  3
               2.5    Authority of Stockholders and Company................................  3
               2.6    No Conflicts.........................................................  4
               2.7    Consents and Approvals...............................................  4
               2.8    Title to Properties; Condition.......................................  4
               2.9    Financial Statements.................................................  5
               2.10   Customary Business Practice..........................................  6
               2.11   Absence of Certain Changes or Events.................................  6
               2.12   Absence of Defaults..................................................  7
               2.13   Compliance with Laws.................................................  7
               2.14   Tax Returns and Reports..............................................  7
               2.15   Litigation...........................................................  8
               2.16   Customers and Suppliers..............................................  8
               2.17   Accounts Receivable and Accounts Payable.............................  9
               2.18   Inventories..........................................................  9
               2.19   ERISA and Related Matters............................................  9
               2.20   Contracts and Commitments............................................ 11
               2.21   Patents, Trademarks and Copyrights................................... 12
               2.22   Insurance............................................................ 12
               2.23   Employees............................................................ 12
               2.24   Labor Agreements; Disputes........................................... 13
               2.25   Regulatory Filings................................................... 13
               2.26   Environmental and Health and Safety Matters.......................... 13
               2.27   Brokers.............................................................. 16
               2.28   Disclosure........................................................... 16
               2.29   Transactions With Affiliates......................................... 17
               2.30   Consolidated Group................................................... 17
               2.31   Investment Representation............................................ 17

               2.32   Rights Against Company Stock......................................... 17
               2.33   No Trading in CGI Common Stock....................................... 17

        ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF CGI AND NEWCO...................... 18
               3.1    Organization and Good Standing....................................... 18
               3.2    Authority of CGI and Newco........................................... 18
               3.3    No Conflicts......................................................... 18
               3.4    Consents and Approvals............................................... 19
               3.5    Brokers.............................................................. 19
               3.6    Litigation........................................................... 19
               3.7    Due Authorization.................................................... 19
               3.8    SEC Reports.......................................................... 19
               3.9    Due Diligence........................................................ 20

        ARTICLE 4     ACTIONS BY THE STOCKHOLDERS AND
                       THE COMPANY PENDING CLOSING......................................... 20
               4.1    Conduct of Business.................................................. 20
               4.2    Continued Administration............................................. 21
               4.3    Records.............................................................. 21
               4.4    Maintenance of Insurance............................................. 21

        ARTICLE 5     COVENANTS OF THE STOCKHOLDERS AND THE COMPANY........................ 21
               5.1    Approvals............................................................ 21
               5.2    Compliance with Legal Requirements................................... 21
               5.3    Books and Records.................................................... 22
               5.4    Investigation by CGI and Newco....................................... 22
               5.5    Certain Acts or Omissions............................................ 22
               5.6    Reports.............................................................. 22
               5.7    Confidentiality...................................................... 22
               5.8    Additional Disclosure................................................ 23
               5.9    Required Financial Statements........................................ 23

        ARTICLE 6     COVENANTS OF CGI AND NEWCO........................................... 23
               6.1    Approvals............................................................ 23
               6.2    Compliance with Legal Requirements................................... 24
               6.3    Certain Acts or Omissions............................................ 24
               6.4    Release from Personal Liability...................................... 24

        ARTICLE 7     CONDITIONS TO OBLIGATIONS OF CGI AND NEWCO........................... 24
               7.1    Representations and Warranties....................................... 24
               7.2    Compliance with Agreement............................................ 24
               7.3    Stockholder and Officer's Certificates............................... 25
               7.4    No Action or Proceeding.............................................. 25
               7.5    Consents, Authorizations, Etc........................................ 25

               7.6    Stockholder Employment and Noncompetition Agreements................. 25
               7.7    Noncompetition Agreements............................................ 25
               7.8    Opinion of Counsel................................................... 25
               7.9    Opinion of Accounting Firm........................................... 25
               7.10   No Material Adverse Change........................................... 26
               7.11   Corporate Action by CGI and Newco.................................... 26
               7.12   Delivery of Other Documents and Instruments.......................... 26
               7.13   CGI Review and Approval of Stockholder Distributions................. 26

        ARTICLE 8     CONDITIONS TO OBLIGATIONS OF THE
                       COMPANY AND THE STOCKHOLDERS........................................ 26
               8.1    Representations and Warranties....................................... 26
               8.2    Compliance with Agreement............................................ 26
               8.3    Officer's Certificate................................................ 27
               8.4    No Action or Proceeding.............................................. 27
               8.5    Consents, Authorizations, Etc........................................ 27
               8.6    Corporate Action By CGI and Newco.................................... 27
               8.7    Stockholders Employment/Noncompetition Agreements.................... 27
               8.8    Noncompetition Agreements.  ......................................... 27
               8.9    Delivery of CGI Common Stock......................................... 27
               8.10   Opinion of Counsel.  ................................................ 28

        ARTICLE 9     SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................... 28

        ARTICLE 10    INDEMNIFICATION...................................................... 28
               10.1   Indemnification of Purchaser Indemnitees............................. 28
               10.2   Indemnification of Seller Indemnitees................................ 29
               10.3   Method of Asserting Claims, Etc...................................... 29
               10.4   Payment of Indemnity................................................. 32
               10.5   Maximum Liability for Breach of Warranty or Representation........... 32
               10.6   Indemnification Basket............................................... 32

        ARTICLE 11    TERMINATION.......................................................... 33

        ARTICLE 12    NOTICES.............................................................. 34

        ARTICLE 13    MISCELLANEOUS........................................................ 35
               13.1   Incorporation of Schedules and Appendices; Entire Agreement.......... 35
               13.2   Waiver............................................................... 35
               13.3   Amendment............................................................ 35
               13.4   Counterparts......................................................... 35
               13.5   Headings............................................................. 35
               13.6   Governing Law........................................................ 35
               13.7   Binding Effect....................................................... 35

               13.8   Expenses............................................................. 35
               13.9   Further Assurances................................................... 35

                                         -iv-
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SCHEDULES

Schedule 2.4   Other Ownership Interests
Schedule 2.6   Conflicts
Schedule 2.8   Assets and Material Agreements, Liens and Conditions Relating
                Thereto
Schedule 2.11  Certain Changes and Events
Schedule 2.16  Customers and Suppliers
Schedule 2.18  Pledged Inventory
Schedule 2.19  Employee Plans
Schedule 2.20  Certain Contracts and Commitments
Schedule 2.22  Insurance
Schedule 2.23  Employee Matters
Schedule 2.24  Labor Agreements

                                   APPENDICES

Appendix A            Plan of Merger
Appendix B            Financial Statements
Appendix C            Form of Employment and Noncompetition Agreement
Appendix D            Form of Noncompetition Agreement
Appendix E            Opinion of Dreher, Simpson & Jensen, P.C.
Appendix F            Form of Release
Appendix G            Opinion of Winstead Sechrest & Minick P.C.
Appendix H            Opinion of Davis, Brown, Koehn, Shors & Roberts, P.C.
Appendix I            Registration Rights Agreement

                                       -v-


                     AGREEMENT AND PLAN OF REORGANIZATION


      This Agreement and Plan of Reorganization, dated as of July 3, 1996 (together with the appendices and schedules attached hereto, the "Agreement") is by and among CONSOLIDATED GRAPHICS, INC., a Texas corporation ("CGI"), GARNER ACQUISITION CO., an Iowa corporation ("Newco"), GARNER PUBLISHING COMPANY, an Iowa corporation (the "Company"), and ROBERT GARNER, BERNIE NEVINS, GERALD ROSS, THOMAS KRUGER and JOHN W. DURO (each a "Stockholder" and together the "Stockholders"), together the holders of all of the outstanding shares of the Company.

                              W I T N E S S E T H:

      WHEREAS, CGI, the Company, and the Stockholders executed and delivered a letter of intent (the "Letter") dated May 22, 1996, pursuant to which their intent was expressed for CGI to acquire the Company;

      WHEREAS, the Letter contemplates the negotiation and execution of a legally binding, written "Definitive Agreement" setting forth the terms and conditions of such transaction;

      WHEREAS, CGI, the Company, and the Stockholders intend that this Agreement constitute the "Definitive Agreement" to which the Letter refers;

      WHEREAS, CGI, Newco, the Company and the Stockholders desire to effect the transaction by merging Newco with and into the Company with the Company becoming a wholly owned subsidiary of CGI and the Stockholders receiving the consideration set forth herein upon and subject to the terms and conditions set forth herein; and

      WHEREAS, CGI, Newco, the Company and the Stockholders intend that the merger constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a plan of reorganization thereunder;

      NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

                                      1

                                   ARTICLE 1
                            THE CLOSING; THE MERGER

            1.1 CLOSING. The closing of the transactions contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in Articles 7 and 8 hereof, at the offices of Winstead Sechrest & Minick P.C., 910 Travis, Suite 1700, Houston, Texas , at 10:00 a.m. (Central Time) on a date to be mutually agreed upon between the parties, which shall be no later than July 3, 1996 (the date of the Closing being referred to herein as the "Closing Date").

            1.2 THE MERGER. Subject to compliance by CGI, Newco, the Company, and the Stockholders with the covenants and satisfaction of the conditions contained in this Agreement, Newco shall be merged (the "Merger") into the Company pursuant to the Plan of Merger attached hereto as Appendix A, and the separate existence of Newco shall cease. The Plan of Merger or articles of merger shall be delivered to the Secretary of State of the State of Iowa for filing as provided in Sections 490.1101 and 490.1105 of the Iowa Business Corporation Act ("IBCA") on such date as all conditions to the Merger shall have been fulfilled or waived as provided herein. The date and time at which such filings have been completed and the Secretary of the State of Iowa has issued a Certificate of Merger is hereinafter referred to as the "Effective Time". CGI, Newco, the Company, and the Stockholders shall, and the Stockholders shall cause the Company to, execute, acknowledge, and deliver such other documents or certificates as may be required to effect the Merger.

            1.3 TERMS OF MERGER. The total consideration to be received by the stockholders of the Company at the Effective Time shall be 176,280 shares of CGI common stock, $.10 par value per share (the "CGI Common Stock").

            1.4 PUBLIC ANNOUNCEMENTS. Before making any public announcements with respect to this Agreement or the transactions contemplated hereby, each of CGI, Newco, the Company and the Stockholders shall, and the Stockholders shall cause the Company to, consult with the other parties and use good faith efforts to agree upon the text of a joint announcement to be made by CGI, Newco, the Stockholders, and the Company or use good faith efforts to obtain each other party's approval of the text of any public announcement to be made on behalf of any one party; PROVIDED that CGI shall have final approval with respect to any public announcements. Except as provided in this Section 1.4 and except as otherwise agreed in writing by each of CGI, Newco, the Company and the Stockholders or required by law, each of CGI, Newco, the Company, and the Stockholders shall, and the Stockholders shall cause the Company to, maintain as confidential the terms and conditions of this Agreement and the Letter.

                                      2

                                   ARTICLE 2
                       REPRESENTATIONS AND WARRANTIES OF
                       THE COMPANY AND THE STOCKHOLDERS

      The Company and the Stockholders hereby jointly and severally represent and warrant to CGI and Newco as set forth in this Article 2. As used herein, the phrase "to the knowledge of the Stockholders" shall mean the knowledge of any such Stockholders after due inquiry on behalf of such Stockholders.

      2.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. The Company has all requisite corporate power and authority to own, hold, use and lease its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified. The Stockholders and the Company have made available to CGI and Newco true, complete and correct copies of the Company's articles or certificate of incorporation and bylaws, as amended to the date of this Agreement.

      2.2 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 200,000 shares of common stock, no par value per share, of which 50,000 shares are issued and outstanding. All of the shares are validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock of any class. All shares of authorized capital stock of the Company issued and outstanding are held of record and beneficially by the Stockholders.

      2.3 OWNERSHIP; VOTING RIGHTS. Each Stockholder is the record and beneficial holder of 10,000 shares (20%) of the issued and outstanding capital stock of the Company free and clear of all liens, claims, encumbrances, pledges, security interests, options, puts, calls, rights or other agreements of any nature whatsoever, recorded or unrecorded (individually a "Lien" and collectively, "Liens"). The shares of capital stock of the Company are not subject to any voting trust, voting agreement or other agreement regarding the right or obligation to vote such shares.

      2.4 NO SUBSIDIARIES OR OTHER OWNERSHIP INTERESTS. Except as set forth on
Schedule 2.4, none of the Company or any one or more of the Stockholders owns or controls, directly or indirectly, except as a passive investment without any aspect of control or operation in connection with such ownership, shares of capital stock, debt instruments or other securities of any corporation or holds, directly or indirectly, any interest in any trust, partnership, limited partnership, joint venture, business association, limited liability company, unincorporated business, proprietorship, business enterprise or other business entity whatsoever.

      2.5 AUTHORITY OF STOCKHOLDERS AND COMPANY. Each Stockholder has the full right, power, legal capacity and authority to enter into, execute and deliver this Agreement and the

                                      3

documents contemplated hereby to be executed by such Stockholder and to perform the obligations to be performed by such Stockholder hereunder and thereunder, respectively. This Agreement and all such documents have been duly executed and delivered by each Stockholder and constitute the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms.

      2.6 NO CONFLICTS. Except as set forth on Schedule 2.6, the execution and delivery of this Agreement and the documents contemplated hereby to be executed by the Stockholders and the Company do not, and compliance by the Stockholders and the Company with the terms hereof and thereof and consummation by any or all of the Stockholders and the Company of the transactions contemplated hereby and thereby will not, (a) violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company or any one or more of the Stockholders; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles or certificate of incorporation or bylaws of the Company or any agreement or instrument to which the Company or any one or more of the Stockholders is a party or otherwise subject, or by which the Company or any one or more of the Stockholders may be bound; (c) result in the creation or imposition of any Lien upon any of the assets of the Company; (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which the Company or any one or more of the Stockholders is a party or otherwise subject, or by which the Company or any one or more of the Stockholders may be bound; or
(e) breach any fiduciary duty owed by the Company or any one or more of the Stockholders to any person or entity.

      2.7 CONSENTS AND APPROVALS. The execution and delivery by the Stockholders and the Company of this Agreement and the documents contemplated hereby to be executed by the Stockholders and/or the Company, compliance by the Stockholders and the Company with the terms hereof and thereof and consummation by the Stockholders and the Company of the transactions contemplated hereby and thereby do not require the Company or any one or more of the Stockholders to obtain any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any public, governmental or judicial authority.

      2.8 TITLE TO PROPERTIES; CONDITION. The Company has good title to all of its properties and assets (the "Assets"). The Assets are free and clear of any Liens except as set forth on Schedule 2.8. Schedule 2.8 lists all material Assets of the Company and details of any Liens thereon. The Assets have been installed, operated and maintained in accordance with accepted industry practice, are free from latent defects or defects of workmanship or materials, are suitable for the purposes for which they have been and are being employed in the operation of the business of the Company and are in good operating condition and repair. Nothing has occurred to the Assets since December 31, 1995 that would have any material adverse effect on the value of the Assets or the suitability of the Assets for the purposes for which they have been and are being employed in the operation of the business of the Company. Schedule 2.8 lists all material leases, real estate contract on installment payment ("contract for deed"), operating agreements,

                                      4

maintenance agreements, management agreements, mortgages and other documents or agreements applicable to the Assets, and copies of each such document have been provided to CGI. There are no actual, pending or threatened claims against the Assets that could give rise to a Lien (other than Liens that would be covered by valid and collectible insurance, including applicable deductibles), or acts or incidents which could give rise to any such claims, relating to or arising out of the Assets or the operation of the business of the Company. All assets used in the business of the Company as presently operated by the Company are owned of record and beneficially or leased by the Company and not by any affiliate of the Company or other party. The contracts covering all such assets leased by the Company are included in the Assets and are set forth on Schedule 2.8. As to each material contract that constitutes part of the Assets, such contract is in full force and effect, no notice of cancellation or termination or default has been received by the Company and no event or condition has occurred or exists which, with notice or lapse of time or both, would constitute a default thereunder. The transfer contemplated hereby will not affect the validity or enforceability of such contracts. As to each lease, license or contract for deed the leasehold, licensee's or buyer's equitable interest in which constitutes part of the Assets, such lease, license or contract for deed is in full force and effect, no notice of cancellation or termination under any option or right reserved to the lessor, licensor or seller under such lease, license or contract for deed or notice of default has been received by the Company and no event or condition has occurred or exists which, with notice or lapse of time or both would constitute a default hereunder. The Company has not assigned its interest under any such lease, license or contract for deed or subleased the premises demised thereby or sublicensed the right or license granted thereby. Except as set forth on
Schedule 2.8, the change in ownership of the Company will not affect the validity or enforceability of the leases, licenses and contract for deed included in the Assets. Each of the parcels of land a leasehold estate in, equitable interest in or fee title to which is included in the Assets has free and uninterrupted access to and from a dedicated public right-of-way by reason of the fact that such parcel either adjoins such dedicated public right-of-way or connects to such right-of-way through a valid and subsisting easement, and such access is adequate for the use being made of the parcel being accessed.

      2.9 FINANCIAL STATEMENTS. Appendix B attached hereto contains true and complete copies of the financial statements of the Company as of and for the years ended December 31 1994 and 1995, audited by Denman & Company, L.L.P., the independent accountants of the Company, and the Company's internal statements as of and for the five months ended May 31, 1996 (collectively, the "Financial Statements"). The Financial Statements are true and correct and fairly present, in accordance with generally accepted accounting principles consistently applied, the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods then ended. All detailed schedules accompanying the Financial Statements or otherwise provided to CGI with respect thereto, including without limitation schedules with respect to accounts payable, accounts receivable, accrued liabilities, inventory, fixed assets, prepaid expenses and other assets and liabilities, are true and correct and have been prepared on a basis consistent with the Company's past practice and with standard accounting practices. To the knowledge of the Stockholders, there are no

                                      5

liabilities, contingent or definite, and no assets of the Company that are not reflected in the Financial Statements and such detailed schedules.

      2.10 CUSTOMARY BUSINESS PRACTICE. None of the Company or any one or more of the Stockholders has conducted or maintained in connection with the business of the Company any business practices or relationships in any manner other than is customary or standard in the industry, and there are no special relationships with any suppliers or customers that are inconsistent with customary and standard practice in the industry.

      2.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule
2.11 or as previously approved in writing by CGI, there has not been, occurred or arisen any of the following as they relate to the Company since December 31, 1995;

            (a) any transaction by the Company except in the ordinary course of business;

            (b) any change in, or any event, condition or state of facts of any character peculiar to the Assets or the operation of the business of the Company that individually or in the aggregate materially and adversely affects the Company or the Assets, or that affects the validity or enforceability of this Agreement;

            (c) any destruction, damage, or loss suffered by the Company or with respect to any Asset (whether or not covered by insurance);

            (d) except as set forth on Schedule 2.11, any increase in the salary or other compensation including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payment in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or increased or additional salary or compensation to any such person; PROVIDED THAT since May 22, 1996, there shall have been made no payment of any type whatsoever to any one or more of the Stockholders and no non-mandatory benefit plan contribution;

            (e) any sale, lease or other disposition of any Asset, except for sales or other dispositions of inventory in the normal course of business;

            (f) except as set forth on Schedule 2.11, any mortgage, pledge, or other encumbrance of any Asset;

            (g) any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                                      6

            (h) any transactions by the Company or any one or more of the Stockholders with an affiliate or related party of the Company;

            (i) any change by the Company in accounting methods or principles that would be required to be disclosed under generally accepted accounting principles;

            (j) any borrowing of funds, agreement to borrow funds or guaranty by the Company or any one or more of the Stockholders affecting or relating to the Company or the Assets or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument to which the Company or any one or more of the Stockholders is bound or by which any of the Assets is bound or to which any of the Assets is subject other than in the ordinary course of business consistent with past practices;

            (k) any payment for executive or similar perquisites, such as automobile expenses, sports tickets or the payment of any expense reports of any officer of the Company not accurately documented by legible and appropriate receipts;

            (l) except as set forth on Schedule 2.11, any payment to any one or more of the Stockholders; or

            (m) any contract, commitment or agreement to do any of the foregoing.

      2.12 ABSENCE OF DEFAULTS. None of the Company or any one or more of the Stockholders is in default, and no event has occurred which with notice or lapse of time or both would constitute a default, in any way under any term or provision of any agreement or instrument to which the Company or any one or more of the Stockholders is a party or by which the Company or any one or more of the Stockholders is bound or by or to which any of the Assets is bound or subject that relates to or would materially affect the Company that could materially and adversely affect the ability of the Company or any one or more of the Stockholders to consummate the transactions contemplated hereby.

      2.13 COMPLIANCE WITH LAWS. There has been no failure by the Company or any one or more of the Stockholders to comply with any federal, state or local law, statute, ordinance, rule or regulation applicable through the Closing Date in any respect that could have a material adverse effect on CGI's ability to conduct normal operations after the Closing or on the ability of the Company or any one or more of the Stockholders to consummate the transactions contemplated hereby.

      2.14 TAX RETURNS AND REPORTS. All federal, state, local and foreign income, excise, property, sales, use, payroll, informational and other tax returns and reports of the Company (collectively, the "Tax Returns") have been timely filed (including pursuant to extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports, as amended through May 31, 1996, properly

                                      7

reflect the taxes of the Company for the periods covered thereby. There have been no amendments since May 31, 1996. All federal income, excise and payroll taxes, and all state, local and foreign income, excise, property, sales and use taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions which are called for as due by the Tax Returns, or which are claimed to be due with respect to the periods covered thereby, from the Company (the "Taxes"), have been properly accrued or paid.

      The Company has not received any notice of assessment or proposed assessment by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of any Tax Returns of or tax claims in respect of the Tax Returns asserted against the Company or its properties. There has been no intentional disregard of any applicable statute, regulation, rule or revenue ruling in the preparation of any Tax Return applicable to the Company.

      There are no tax liens on any of the Assets except for Liens for current taxes not yet due and payable. There is no reasonable basis for any additional assessment of any Taxes, penalties or interest with respect to the Company. The Company has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

      The Company and the Stockholders have complied with all applicable requirements under the Code for the Company to be treated as an "S" Corporation for all taxable years since June 1, 1991.

      2.15 LITIGATION. (a) There are no actions, claims, suits, investigations, inquiries or proceedings pending against the Company or any one or more of the Stockholders or in rem against any of the Assets or threatened against the Company or any one or more of the Stockholders or in rem against any of the Assets, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which could reasonably be expected to (i) affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by any one or more the Stockholders, (ii) restrict the continuing transaction of business with the customers of Company; (iii) delay consummation of the transactions contemplated hereby or (iv) establish a Lien against any of the Assets; and (b) none of the Company or any one or more of the Stockholders is in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, the result of which violation individually or violations in the aggregate has had or could reasonably be expected to have a material adverse effect on the Company or the Assets or could reasonably be expected to (i) affect the validity or enforceability of this Agreement, (ii) restrict the continuing transaction of business with the customers of Company; or (iii) delay consummation of the transactions contemplated hereby.

      2.16 CUSTOMERS AND SUPPLIERS. Schedule 2.16 lists the names and addresses of the customers and suppliers of the Company since January 1, 1995. The relationships of the

                                      8

Company with the customers and suppliers listed in Schedule 2.16 are satisfactory, and none of the Stockholders is aware of any unresolved disputes with any of such customers or suppliers. Since January 1, 1995, no customer or supplier has cancelled or notified the Company in writing of its intent to cancel its relationship with the Company, and no customer or supplier has, except in the normal course of business, modified or given notice of its intent to modify its relationship with the Company.

      2.17 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The accounts receivable of the Company reflected in the Company's Financial Statements and all accounts receivable arising thereafter and on or before the Closing Date arose from BONA FIDE transactions in the ordinary course of business, and the reserves against such accounts receivable reflected in the Financial Statements are commercially reasonable and have been determined in accordance with past practice. No counterclaims or offsetting claims with respect to such accounts receivable are pending or threatened. The accounts payable reflected in the Company's Financial Statements, and all accounts payable arising thereafter and before the date hereof arose from BONA FIDE transactions in the ordinary course of business, and all such accounts payable (i) have either been paid, (ii) are not yet due and payable under the standard procedures of the Company for payment of accounts payable, which procedures have been previously furnished to CGI, or (iii) are being contested by the Company in good faith.

      2.18 INVENTORIES. As of the Closing Date, the inventories of the Company consist of raw materials, goods in process and finished goods sellable in the ordinary course of business of the Company, and the inventories are not excessive in kind or amount in light of such business. All inventories are carried on the books of the Company at the lower of cost or market pursuant to the normal inventory valuation policy of the Company. Except as set forth on
Schedule 2.18, no items included in inventory of the Company are or will be pledged as collateral or are held by the Company on consignment from others. The Company is not committed as of the date hereof, and will not be committed as of the Closing Date, to purchase inventories in amounts greater than are required in the ordinary course of its business. With respect to inventories in the hands of suppliers for which the Company will be committed as of the Closing Date, such inventories on the Closing Date will be usable in the ordinary course of business as presently being conducted. All such inventories referred to above are usable within one (1) year of the Closing Date.

      2.19  ERISA AND RELATED MATTERS.

            (a) Schedule 2.19 lists all employee welfare and employee pension benefit plans of the Company, as defined under Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), respectively, and other material employee benefit plans, programs, or arrangements (whether written or not) which have been sponsored by, maintained by, or contributed to by the Company, in effect as of the date hereof or during the five-year period ending on the Closing Date, including without limitation all pension, profit sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans in which

                                      9

      any current or former employees of the Company ("Affected Employees") participate other than the multi-employer pension plan identified on
      Schedule 2.19 ("Employee Plans") written copies of all of which Employee Plans have been provided to CGI. Except as set forth on Schedule 2.19, no Employee Plans are pension plans within the meaning of Section 3(2) of ERISA and intended to be "qualified plans" ("Qualified Plans") under
      Section 401(a) of the Code..

            (b) The Company (i) has made all payments due from it to date under or with respect to each Employee Plan; (ii) has performed all obligations required to be performed by it under each Employee Plan and there is no claimed or existing default or violation under any Employee Plan or event or condition which, upon giving of notice or the lapse of time or both, would constitute such a default or violation; and (iii) is in compliance in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to the Employee Plans, including without limitation ERISA and the Code. There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any Employee Plan or against the assets of any Employee Plan.

            (c) All Employee Plans are in compliance with and have been administered in compliance with all applicable requirements of law, including without limitation the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time before the Closing Date have been or will be, as the case may be, made or accrued.

            (d) With respect to any Qualified Plan, a favorable Tax Reform Act of 1986 determination letter as to the qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made to or action taken with respect to any Qualified Plan subsequent to the date of such determination letter has not adversely affected the qualified status of any such plan. The Company has performed all material obligations required to be performed by it under, and is not in default under or in violation of, the terms of any of the Employee Plans in any material respect. Neither the Company nor any other "disqualified person" (as defined in Section 4975 of the Code) or "party in interest" (as defined in Section 3(14) of ERISA) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Employee Plan (or its related trust, if any), the Company or any officer, director or employee of the Company to the excise tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA. The Company has not incurred, and will not incur, any liability to the Pension Benefit Guaranty Corporation including plan termination liability under Sections 4062, 4063 or 4064 of ERISA or the creation of a Lien against the property of the Company under
      Section 4068 of ERISA, whether directly or on a controlled group basis by virtue of Section 4001(b)(l) of ERISA or otherwise (except for required premium payments, which payments have been made when due) with respect to the termination of any Qualified

                                      10

      Plan. The Company does not have a liability attributable to an "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412(a) of the Code, whether or not waived, with respect to any Qualified Plan either directly or on a controlled group basis or otherwise, and has not incurred any liability attributable to an accumulated funding deficiency under Section 4971 of the Code or Section 302 of ERISA including the lien under Section 302(f) of ERISA whether directly or on a controlled group basis or otherwise and will not have any liability (except for professional fees) with respect to the termination of any Qualified Plan.

      2.20 CONTRACTS AND COMMITMENTS. Schedule 2.20 contains a true, complete and correct list (and the Company has previously delivered to CGI true, complete and correct copies) of all of the following documents or agreements, or summaries of material oral agreements or understandings, relating to the business of the Company, or the Assets to which, on the date of this Agreement, the Company or any one or more of the Stockholders is a party, or which relate to or affect the Company or any one or more of the Stockholders or the Assets or the transactions contemplated hereby and all documents or agreements which may require any action or consent in connection with such transactions, as they may have been amended to the date hereof:

            (a) any written employment or consulting agreement, contract or commitment with any employee, officer or director or any contract or agreement with other consultants;

            (b) any agreement, contract or commitment with any party containing any covenant limiting the ability of the Company, any one or more of the Stockholders or any employee of the Company to engage in business or to compete in any location or with any person;

            (c) any partnership or joint venture agreement with any party or any arrangements with any party with respect to the sharing of or in the profits or revenues of the Company, including without limitation any licensing or royalty agreements;

            (d) any agreement or instrument relating to the borrowing of money, or the direct or indirect guarantee of any obligation for, or an agreement to service the repayment of, borrowed money or any other contingent obligations in respect of indebtedness of any other party;

            (e) any agreement, contract or commitment relating to the future disposition or acquisition of any investment in any party or of any interest in any business enterprise involving the business of the Company or the Assets;

            (f) any contract or commitment for capital expenditures or the acquisition or construction of fixed assets;

                                      11

            (g) any contract or commitment for the sale or furnishing of materials, supplies, merchandise, equipment or services;

            (h) any written agreement, instrument or other arrangement, or any material unwritten agreement, contract, commitment or other arrangement, between or among the Company and any of the affiliates of the Company or any one or more of the Stockholders;

            (i) any contract which grants to any person a preferential right to purchase any of the assets of the Company;

            (j) any contract, agreement or commitment with respect to the discharge or removal of a Contaminant (as defined in Section 2.26 below) other than in the ordinary course of business; and

            (k) any other material agreement or instrument not made in the ordinary course of business.

There is no material course of dealing, waiver, side agreement, arrangement or understanding applicable to any such contract of the Company or any one or more of the Stockholders not disclosed therein or in Schedule 2.20.

      2.21 PATENTS, TRADEMARKS AND COPYRIGHTS. None of the Company or any one or more of the Stockholders owns or is a licensee or sublicensee of any patents, trademarks, copyrights or other intellectual property rights except for such rights that are incorporated by the manufacturers into the Assets, without granting the Company or any one or more of the Stockholders any specified rights therein. There have been no claims made, and none of the Company or any one or more of the Stockholders has received any notice and none of the Company or any one or more of the Stockholders otherwise knows or has reason to believe that the operation of the business of the Company or any of the Assets is in conflict with the rights of others.

      2.22 INSURANCE. Schedule 2.22 sets forth a true, complete and correct list of all insurance policies of any kind or nature covering the Company with respect to the business of the Company, and the Assets, including without limitation policies of life, fire, theft, employee fidelity, worker's compensation, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage for statutory workers' compensation. Schedule 2.22 also sets forth a list of any currently pending claims and any claims asserted under such policies or similar policies within the last three (3) years. The premiums for the insurance policies listed in
Schedule 2.22 have been fully paid. The insurance afforded under such policies or certificates is in full force and effect and will continue to cover the Company with respect to the business of the Company, and the Assets through the Closing. True, complete and correct copies of each

                                      12

such policy have been made available to CGI. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

      2.23 EMPLOYEES. Schedule 2.23 lists all employees of the Company, the rates of pay for each employee of the Company, and all commission, bonus or other compensation or expense reimbursement or allowance arrangements between the Company and any of its employees. Schedule 2.23 lists each management or employment contract or contract for personal services and a description of any understanding or commitment between the Company and any officer, consultant, director, employee, independent contractor or other person or entity. A true and complete copy of such contracts and a description of such understandings and commitments has been delivered to CGI. None of the Company or any one or more of the Stockholders has through the Closing Date made, and none will thereafter make, any statement or communication of any kind regarding whether, or the terms and conditions upon which, any such employee may continue to be employed by the Company.

      2.24 LABOR AGREEMENTS; DISPUTES. Except as set forth on Schedule 2.24, the Company is not a party to and has no obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, nor any obligation to recognize or deal with any labor union or organization. There are no pending or overtly threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Company engaged in the business of the Company. Other than with respect to the unions referred to on Schedule 2.24, none of the Stockholders has any knowledge of any overt activities or efforts of any labor union or organization (or representatives thereof) to organize any employees engaged in the business of the Company, nor of any demands for recognition or collective bargaining, and none of the Stockholders has any knowledge of any strikes, slowdowns, work stoppages or lock-outs of any kind, or overt threats thereof, by or with respect to any of its employees, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three-year period preceding the date hereof.

      2.25 REGULATORY FILINGS. The Company has filed all reports, statements, documents, registrations, filings or submissions required, in connection with the operation of the business of the Company or the Assets, to be filed by the Company with any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality. All such filings complied with applicable law when filed and no deficiencies have been asserted by any such regulatory authority with respect to such filings or submissions.

      2.26  ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS.

            (a) As used in this Section 2.26(a) and Section 10.1(b), all terms appearing in initial capitals shall have the meaning given them in Section 2.26(b) hereof. With respect to the business of the Company, and the Facilities,

                                      13

                  (i) the operations of the Company comply in all material
            respects with all applicable environmental, health and safety statutes, treaties, conventions, rules, ordinances, and regulations in all jurisdictions in which the Company conducts business, including without limitation all Environmental Laws applicable to the jurisdictions in which operations are conducted;

                  (ii) none of the operations of the Company are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law;

                  (iii) none of the operations of the Company are the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant or other substance into the environment;

                  (iv) the Company has not filed any notice under any
            Environmental Law applicable to the jurisdiction in which operations of the Company are conducted indicating past or present treatment, storage or disposal of a hazardous waste or reporting a Release of a Contaminant or other substance into the environment;

                  (v) the Company has no contingent liability in connection with any Release of any Contaminant or other substance into the environment, including without limitation any contingent liability for failure to report a Release;

                  (vi) none of the operations of the Company involve the
            generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent thereof, or the arrangement for transportation, treatment or disposal of hazardous waste in violation of any Environmental Law applicable to the jurisdiction in which operations of the Company are conducted, including without limitation statutes, regulations and laws pertaining to permits and manifests;

                  (vii) the Company has not disposed of any hazardous waste or substance or other material by placing it in or on the ground or waters of any premises owned, leased or used by the Company in violation of any Environmental Law applicable to the jurisdiction in which operations of the Company are conducted nor has any lessee or prior owner;

                  (viii) no underground storage tanks or surface impoundments are, on any of the locations upon which the operations of the Company are conducted, in violation of any Environmental Law applicable to the jurisdiction in which operations of the Company are conducted; and

                  (ix) no Lien in favor of any governmental authority for (A)
            any liability under Environmental Laws applicable to the jurisdiction in which operations of the Company with respect to the business of the Company is conducted, or

                                      14

            (B) damages arising from or costs incurred by such governmental authority in response to a release of a Contaminant or other substance into the environment has been filed or attached to any of the assets of the Company or any of the locations upon which the operations of the Company with respect to the business of the Company is conducted.

            (b) ENVIRONMENTAL DEFINITIONS. Each of the following terms shall have the meaning indicated below:

                  "Contaminant" shall mean those substances or materials that are defined as hazardous or toxic or that are regulated by or form the basis of liability under any Environmental Law, including without limitation asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances, or any other material or substance that constitutes a health, safety or environmental hazard to any person or property.

                  "Environmental Claim" shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by an governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including without limitation sudden or non-sudden, accidental or non-accidental Releases) of or exposure to any Contaminant, odor or audible noise, into or onto the environment (including without limitation the air, ground, water or any surface) at, in, by, from or related to the Facilities, (ii) the transportation, storage, treatment or disposal of materials or the arrangement for same in connection with the operation of the Facilities or (iii) the violation or alleged violation of any statutes, ordinances, orders, rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the Facilities.

                  "Environmental Laws" shall mean all federal, state or local laws relating to health, safety or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. ss. 9601 ET SEQ.), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.), the Clean Air Act (42 U.S.C. ss. 7401 ET SEQ.), the Clean Water Act (33 U.S.C. ss. 1251 ET SEQ.), the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601 ET SEQ.), the National Environmental Policy Act (42 U.S.C. ss. 4321 ET SEQ.), the Oil Pollution Act (33 U.S.C. ss. 2701 ET SEQ), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 ET SEQ.), as these laws have been amended or supplemented through the Closing Date, and any analogous state

                                      15

            or local statutes, rules or ordinances and the regulations promulgated pursuant thereto.

                  "Facilities" shall mean real and personal property owned,
            leased or used by the Company with respect to the business of the Company, including without limitation the Assets.

                  "Permit" shall mean any permit, approval, authorization,
            license variance, or permission required from a governmental authority under any applicable Environmental Laws.

                  "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned or leased by the Company, including the movement of any Contaminant through or in the air, soil, surface water, groundwater, or property and including without limitation the meanings of such words as set forth in the laws, applicable treaties, rules, ordinances or regulations or analogous governmental provisions referred to under Environmental Laws.

                  "Remedial Action" shall mean all actions required or
            voluntarily undertaken to (1) clean up, remove, treat, or in any other way address any Contaminant in the indoor or outdoor environment; (2) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations and post-remedial monitoring and care.

      2.27 BROKERS. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by the Stockholders and the Company directly with CGI and Newco, without the intervention of any person on behalf of the Company or the Stockholders in such manner as to give rise to any valid claim by any person against CGI or Newco for a finder's fee, brokerage commission or similar payment. With respect to fees to brokers, CGI shall issue 1,500 shares of CGI Common Stock to Niederhoffer -- Henkel & Co. L.L.C. ("NH"), the Company shall be solely responsible for any other fee payable to NH with respect to the transactions contemplated by this Agreement up to $50,000, and the Stockholders shall be solely responsible for any fee to any broker or brokers in excess of such amounts.

      2.28 DISCLOSURE. Information provided by the Company by or through its officers, employees or other representatives or by any one or more of the Stockholders for themselves or by or through their agents or other representatives in response to inquiries in connection with the due diligence performed by representatives of CGI, as revised or updated by subsequent disclosures and this Agreement, was complete and accurate in all material respects. Copies of all documents and other written information referred to herein or in the Schedules that have been

                                      16

delivered or made available to CGI are true, correct and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder. Such documents and other written information do not omit any material facts necessary, in light of the circumstances under which such information was furnished, to make the statements set forth therein not misleading. Except as expressly set forth in this Agreement and the Schedules or in the certificates or other documents delivered pursuant hereto, none of the Company or any one or more of the Stockholders has any knowledge of any facts which will have any material adverse effect on the value of the business of the Company or the Assets.

      2.29 TRANSACTIONS WITH AFFILIATES. There are no contracts or arrangements (formal or informal, written or oral) related directly or indirectly to the business of the Company or the Assets between the Company or any one or more of the Stockholders and any other persons controlling, under common control with or controlled by the Company other than the employment arrangements otherwise disclosed pursuant to the terms of this Agreement.

      2.30 CONSOLIDATED GROUP. The Company is not and has not since its incorporation been treated as a member of a consolidated group for purposes of the preparation of financial statements or of tax returns including the Company.

      2.31 INVESTMENT REPRESENTATION. The shares of CGI Common Stock to be acquired by each Stockholder pursuant to the Merger will be acquired for such Stockholder's own account, for investment purposes only and not with a view to the distribution thereof. None of the Stockholders is participating, directly or indirectly, in any distribution or transfer of such CGI Common Stock, nor is any Stockholder participating, directly or indirectly, in underwriting any such distribution of CGI Common Stock within the meaning of the Securities Act. Each Stockholder has such knowledge and experience in business matters that such Stockholder is capable of evaluating the merits and risks of an investment in CGI and the acquisition of the shares of CGI Common Stock, and such Stockholder is making an informed investment decision with respect thereto. Each Stockholder has been informed by CGI that the shares of CGI Common Stock to be issued pursuant to this Agreement and the documents to be executed in connection herewith will not be registered under the Securities Act at the time of their issuance and may not be transferred, assigned or otherwise disposed of absent registration under the Securities Act or availability of an appropriate exemption therefrom. Each Stockholder has further been informed that, except as set forth under the Registration Rights Agreement called for by Section 8.11, CGI will be under no obligation to register the shares of CGI Common Stock under the Securities Act or to take any steps to assist such Stockholder to comply with any applicable exemption under the Securities Act with respect to the shares of CGI Common Stock.

      2.32 RIGHTS AGAINST COMPANY STOCK. Except as set forth in the releases described in Section 7.12 below, there are no persons who by reason of any past or present relationship with any of the Stockholders may have any rights or claims with respect to the capital stock of the Company or against the Company.

                                      17

      2.33 NO TRADING IN CGI COMMON STOCK. From and after May 22, 1996, the date of execution of the Letter, through the date hereof, none of the Stockholders, directly or indirectly in his own name or beneficially, has effected, or has caused any other person to effect, any trading in the public market for CGI Common Stock.

                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF CGI AND NEWCO

      Each of CGI and Newco represents and warrants to the Stockholders that:

      3.1 ORGANIZATION AND GOOD STANDING. CGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.

      3.2 AUTHORITY OF CGI AND NEWCO. Each of CGI and Newco has all requisite corporate power and authority to enter into this Agreement and the documents contemplated hereby to be executed by CGI and Newco, respectively, and to perform the obligations to be performed by CGI and Newco, respectively, hereunder and thereunder. The execution, delivery and compliance by CGI and Newco with the terms of this Agreement and the documents contemplated hereby to be executed by CGI and Newco, respectively, and the consummation by CGI and Newco, of the transactions contemplated hereby and thereby have been, or will be before the Closing, duly authorized by all necessary corporate action by CGI and Newco, respectively. This Agreement has been duly executed and delivered by CGI. This Agreement constitutes, and the documents contemplated hereby to be executed by CGI and Newco, respectively, upon their execution and delivery as herein provided will constitute the legal, valid and binding obligations of CGI and Newco, respectively, enforceable against the same in accordance with their respective terms.

      3.3 NO CONFLICTS. The execution and delivery of this Agreement by CGI and Newco and the consummation of the transactions contemplated hereby, and the execution and delivery by CGI and Newco of, and the consummation of the transactions contemplated by, the documents contemplated hereby to be executed by CGI and Newco, respectively, will not (a) violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to CGI or Newco, respectively, where such violation or conflict may reasonably be expected to materially and adversely affect the ability of CGI or Newco to consummate the transactions contemplated hereby; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles of incorporation or bylaws of CGI or Newco, respectively, or any agreement or instrument to which CGI or Newco, respectively, is a party or by which CGI or Newco, respectively, or any of the assets or properties thereof may be bound or subject, where such breach or default could reasonably be expected to materially and adversely affect the ability of CGI or Newco to consummate the transactions contemplated hereby; (c) result in the creation or imposition of any Lien upon the assets or properties of CGI or Newco, where such Lien could reasonably be expected to materially and adversely affect the ability of CGI or Newco to consummate the transactions contemplated hereby; (d) give to others any right of termination, cancellation,

                                      18

acceleration or modification in or with respect to any agreement or instrument to which CGI or Newco, respectively, is a party, or by which CGI and Newco, or any of the assets or properties of the same may be bound or subject, where such termination, cancellation, acceleration or modification of any such agreement or instrument could reasonably be expected to materially and adversely affect the ability of CGI or Newco to consummate the transactions contemplated hereby; or
(e) breach any fiduciary duty of CGI or Newco to any person or entity, where such breach could reasonably be expected to materially and adversely affect the ability of CGI or Newco to consummate the transactions contemplated hereby.

      3.4 CONSENTS AND APPROVALS. Except for such consents as have been previously obtained, the execution and delivery by CGI and Newco of this Agreement and the documents contemplated hereby to be executed by CGI and Newco, respectively, compliance by CGI and Newco with the terms hereof and thereof, and the consummation by CGI and Newco of the transactions contemplated hereby and thereby, do not require CGI or Newco, respectively, to obtain any consent, approval or action of, or make any filing with or give any notice to (other than filings and press releases required under applicable securities laws) any corporation, person or firm or other entity or any public, governmental or judicial authority, the failure to obtain which could reasonably be expected to materially and adversely affect the ability of CGI or Newco to consummate the transactions contemplated hereby.

      3.5 BROKERS. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by CGI and Newco directly with the Stockholders and the Company, without the intervention of any person on behalf of CGI or Newco in such manner as to give rise to any valid claim by any person against the Company or the Stockholders for a finder's fee, brokerage commission or similar payment.

      3.6 LITIGATION. There are no actions, claims, suits, investigations, inquiries or proceedings pending against CGI or Newco or, to the knowledge of CGI or Newco, overtly threatened against CGI or Newco, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which could reasonably be expected to affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by CGI or Newco and neither CGI nor Newco is in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, where such violation could reasonably be expected to affect the validity or enforceability of this Agreement.

      3.7 DUE AUTHORIZATION. The CGI Common Stock to be delivered at the Closing will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching thereto, and free and clear of any Liens.

      3.8 SEC REPORTS. CGI has timely filed (including any extensions) all Forms 10-K, 10-Q and 8-K, proxy statements, registration statements and other reports, schedules and statements required to be filed by the Securities Act of 1933, as amended, or the Securities

                                      19

Exchange Act of 1934, as amended, since January 1, 1995 (collectively, "SEC Reports"). Such SEC Reports do not contain any misstatement of a material fact or a omit stating a material fact necessary, in light of the circumstances under which they were made, to make such statements not misleading. There has been no material adverse change affecting CGI since the filing of its last Form 10-Q.

      3.9 DUE DILIGENCE. CGI and Newco warrant and represent that their decision to consummate this transaction is based on their due diligence and the representations and warranties of the Stockholders included in this Agreement and any certificate or document executed and delivered by the Stockholders pursuant to this Agreement and not on any oral representations of the Stockholders. As part of their "due diligence process" authorized representatives of CGI and Newco have visited and inspected the Company's plant and facilities and find them to be in acceptable condition. CGI and Newco represent that they are aware of the presence of environmentally hazardous material which is located at the plant and facilities of the Company and used partially or wholly within the processes and procedures of producing the Company's products, as well as the Company's waste disposal procedures. NOTWITHSTANDING ANY SUCH INSPECTION OR KNOWLEDGE OR ANYTHING IN THIS AGREEMENT OTHERWISE TO THE CONTRARY, NO SUCH INSPECTION, INVESTIGATION OR KNOWLEDGE SHALL IN ANY WAY AFFECT OR BE CONSTRUED TO AFFECT ANY REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE DOCUMENTS CONTEMPLATED HEREBY OR THE RIGHT OF CGI AND/OR NEWCO TO RELY ON SUCH REPRESENTATIONS AND WARRANTIES.

      3.10 REGARDING CODE SECTION 368. As indicated in the recitals, CGI acknowledges that the transaction contemplated by this Agreement is intended to comply with Code ss. 368. CGI represents that it is its present intention to (i) continue the business of the Company, (ii) maintain operation of plants and facilities of the Company, (iii) retain the assets of the Company and (iv) retain the stock of the Company or the surviving corporation in the Merger. Following the Merger, The Company or the surviving corporation will be a wholly-owned subsidiary of CGI. Newco is a newly formed entity that has transacted no business other than entry into this Agreement and the Plan of Merger.

                                   ARTICLE 4
          ACTIONS BY THE STOCKHOLDERS AND THE COMPANY PENDING CLOSING

      The Stockholders and the Company will, and the Stockholders shall cause the Company to, between the date hereof and the Closing Date, comply with the provisions of this Article 4, except to the extent that CGI may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

      4.1 CONDUCT OF BUSINESS. The Company shall operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use its best efforts to maintain, preserve and protect the Assets and the business organization of the Company, all

                                      20

in coordination and cooperation with CGI and Newco, and shall keep available the services of its present officers and employees and shall preserve the present relationships with persons having dealings with the Company or any one or more of the Stockholders as the same relate to the business of the Company. None of the Company or any one or more of the Stockholders shall take any of the actions enumerated in Section 2.11 hereof, nor shall the Company or any one or more of the Stockholders authorize, agree to or commit to taking any such action.

      4.2 CONTINUED ADMINISTRATION. The Company shall administer each and every employee benefit plan described in Schedule 2.19 hereto in all material respects in accordance with the provisions of the Code and ERISA.

      4.3 RECORDS. The Company shall maintain its books, accounts and records in the usual, regular and ordinary manner.

      4.4 MAINTENANCE OF INSURANCE. The Company shall maintain in full force and effect all of its presently existing insurance coverage described in Schedule
2.22 hereto, or insurance comparable to such existing coverage. The Company shall cause CGI and Newco to be named as additional insureds and loss payees under such policies effective from the signing of this Agreement.

                                   ARTICLE 5
                 COVENANTS OF THE STOCKHOLDERS AND THE COMPANY

      The Stockholders and the Company jointly and severally covenant and agree with CGI and Newco that:

      5.1   APPROVALS.

            (a) The Stockholders and the Company shall, and the Stockholders shall cause the Company to, obtain, and shall cooperate with CGI and Newco in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby;

            (b) The Stockholders shall, and the Stockholders shall cause the Company to, provide such other information and communications to governmental and regulatory authorities, as such governmental and regulatory authorities or CGI or Newco may request; and

            (c) The Stockholders and the Company shall, and the Stockholders shall cause the Company to, obtain the requisite consents of the Company's lenders and other third parties required to consummate the transactions contemplated hereby.

                                      21

Notwithstanding any other language herein, neither CGI nor Newco shall be required to make any payment or other concession or to assume any obligation (other than with respect to contracts expressly assumed hereunder) in connection with obtaining such consents.

      5.2 COMPLIANCE WITH LEGAL REQUIREMENTS. The Stockholders and the Company shall comply promptly with all requirements which federal or state law may impose on the Stockholders or the Company with respect to the transactions contemplated by this Agreement, and the Company shall, and the Stockholders shall cause the Company and its affiliates, if any, to, comply promptly with all requirements which federal or state law may impose on the Company or any of its affiliates before Closing with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to CGI and Newco in connection with any such requirements imposed upon them in connection therewith or on the Company, the Stockholders, and their affiliates, if any, after Closing.

      5.3 BOOKS AND RECORDS. Except as prohibited by law, the Company shall, and the Stockholders shall cause the Company to, make its books and records related to the operation of the business of the Company or the Assets available or to deliver copies thereof to CGI and Newco during normal business hours for any reasonable business purpose.

      5.4 INVESTIGATION BY CGI AND NEWCO. From and after the date hereof and until the Closing Date, the Company shall, and the Stockholders shall cause the Company to, permit CGI and Newco and their counsel, accountants and other representatives reasonable access during normal business hours to all of its properties, books, contracts, commitments and other records, including without limitation tax returns, declarations of estimated tax and tax reports, and during such period the Company shall furnish promptly to CGI and Newco all other information concerning its business, properties and personnel as CGI or Newco may reasonably request; PROVIDED that no investigation pursuant to this Section
5.4 shall affect any representations or warranties contained in this Agreement.

      5.5 CERTAIN ACTS OR OMISSIONS. Neither the Company nor any of the Stockholders shall (a) omit to take any action called for by any of their covenants contained in this Agreement, or (b) take any action which they are required to refrain from taking by any of such covenants. The Company and each of the Stockholders shall, before the Closing, cure any violation or breach of any of their representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and shall obtain the satisfaction of all conditions to Closing set forth in this Agreement.

      5.6 REPORTS. The Company shall, and the Stockholders shall cause the Company to, deliver to CGI and Newco copies of all financial statements, reports or analyses with respect to the business of the Company which are prepared or received between the date hereof and the Closing Date promptly after such preparation or receipt (to the extent normally provided to management of the Company or reasonably requested by CGI or Newco, including without limitation all internal daily, monthly or quarterly financial statements, reports and analyses relating to the business of the Company regularly prepared) and regardless of whether such

                                      22

financial statements, reports or analyses are prepared internally or by third parties. The Stockholders shall ensure that the Company does not change the nature and timing of financial statements, reports and analyses with respect to the Company which have historically been regularly prepared.

      5.7 CONFIDENTIALITY. The Stockholders and the Company shall not, and the Stockholders shall ensure that the Company does not, before the Closing Date, disclose or allow any of their respective affiliates to disclose to third parties any information that the Company or the Stockholders have obtained from CGI in connection with this Agreement with respect to CGI, Newco or any of their affiliates, and from and after the Closing Date none of the Company or any Stockholder shall disclose or allow any of their respective affiliates to disclose to third parties, and will not use for its or their own account or allow its or their affiliates to use for their own accounts, any trade secrets, business secrets or other information relating to the business of the Company or the Assets or any information that the Company or the Stockholders have obtained from CGI or Newco in connection with this Agreement with respect to CGI, Newco or any of their affiliates.

      5.8 ADDITIONAL DISCLOSURE. From the date of this Agreement to and including the Closing Date, the Company and each of the Stockholders, as applicable, shall, and the Stockholders shall cause the Company to, promptly after the occurrence thereof is known to the Company and/or any one or more of the Stockholders, as applicable, advise CGI and Newco of each event subsequent to the date hereof which causes any covenant of the Company or any one or more of the Stockholders to be breached or causes any representation or warranty of the Company or any one or more of the Stockholders contained herein to no longer be true, correct or complete.

      5.9 REQUIRED FINANCIAL STATEMENTS. The Stockholders and the Company shall, and the Stockholders shall cause the Company to, cooperate with CGI and Newco in the preparation of any other audited or unaudited balance sheets, income statements and other financial statements with respect to the business of the Company for such fiscal years and interim periods as may be determined by CGI, upon the advice of its counsel and independent public accountant, to be required by the rules and regulations of the Securities and Exchange Commission in connection with filings that may be made or may be required to be made by CGI under the Securities Act, the Securities Exchange Act of 1934, as amended, and any related rules, regulations or state statutes, rules or regulations.


                                   ARTICLE 6
                          COVENANTS OF CGI AND NEWCO

      CGI and Newco covenant and agree with the Company and the Stockholders that:

      6.1   APPROVALS.

                                      23

            (a) CGI and Newco shall take all reasonable steps, and shall use reasonable commercial efforts to obtain, and shall cooperate with the Company and the Stockholders in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby;

            (b) CGI and Newco shall provide such other information and communications to governmental and regulatory authorities as such governmental and regulatory authorities, the Company or the Stockholders may reasonably request; and

            (c) CGI and Newco shall use reasonable commercial efforts to obtain any requisite consents of third parties, to the extent required to consummate the transactions contemplated hereby but only if no payment or other concessions are required to obtain such consents.

      6.2 COMPLIANCE WITH LEGAL REQUIREMENTS. CGI and Newco shall use reasonable commercial efforts to comply promptly with all requirements which federal or state law may impose on them or any of their affiliates with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon them in connection therewith.

      6.3 CERTAIN ACTS OR OMISSIONS. Neither CGI nor Newco shall (a) omit to take any action called for by any of its covenants in this Agreement or (b) take any action which it is required to refrain from taking by any of such covenants. Each of CGI and Newco shall use all reasonable efforts to cure, before the Closing, any violation or breach of any of its representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and to obtain the satisfaction of all conditions to Closing set forth in this Agreement.

      6.4 RELEASE FROM PERSONAL LIABILITY. CGI and Newco shall use reasonable commercial efforts to obtain the release of all personal guaranties by the Stockholders of Company obligations.

                                   ARTICLE 7
                  CONDITIONS TO OBLIGATIONS OF CGI AND NEWCO

      Except as may be waived in writing by CGI and Newco, the obligations of CGI and Newco to consummate this Agreement and the transactions to be consummated by CGI and Newco hereunder on the Closing Date shall be subject to the following conditions:

      7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Stockholders contained in this Agreement or in any certificate or document executed and delivered to CGI or Newco by the Company and/or any one or more of the

                                      24

Stockholders pursuant to this Agreement shall have been true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date.

      7.2 COMPLIANCE WITH AGREEMENT. On and as of the Closing Date, the Company and Stockholders shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by the Company and the Stockholders on or before the Closing Date.

      7.3 STOCKHOLDER AND OFFICER'S CERTIFICATES. The Stockholders shall deliver to CGI and Newco a certificate and the Company shall deliver to CGI and Newco a certificate of an officer (signed on behalf of the Company by the President of the Company), each certificate dated the Closing Date and certifying the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

      7.4 NO ACTION OR PROCEEDING. On the Closing Date, no action or proceeding by any public authority or any other person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could reasonably be expected to result in a decision, ruling or finding which would materially and adversely affect the business of the Company or the Assets or the Company's ability to conduct normal operations after the Closing.

      7.5 CONSENTS, AUTHORIZATIONS, ETC. All orders, consents, permits, authorizations, approvals and waivers of every governmental entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions, shall have been obtained or given.

      7.6 STOCKHOLDER EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Each of Messrs. Robert Garner, Gerald Ross, Thomas Kruger and John W. Duro shall have delivered to CGI and Newco an executed counterpart of the Employment and Noncompetition Agreement applicable to such Stockholder, in substantially the form attached hereto as Appendix C as an inducement for CGI and Newco to enter into this Agreement and consummate the transactions contemplated hereby.

      7.7 NONCOMPETITION AGREEMENTS. Mr. Bernie Nevins shall have delivered to CGI and Newco an executed counterpart of the Noncompetition Agreement in substantially the form attached hereto as Appendix D as an inducement for CGI and Newco to enter into this Agreement and consummate the transactions contemplated hereby.

                                      25

      7.8 OPINION OF COUNSEL. CGI and Newco shall have received an opinion, addressed to CGI and dated the Closing Date, from Dreher, Simpson and Jensen, P.C., counsel for the Company and the Stockholders, in form and substance as set forth in Appendix E hereto.

      7.9 OPINION OF ACCOUNTING FIRM. CGI and Newco shall have received an opinion, addressed to CGI and Newco and dated the Closing Date, from an independent accounting firm, confirming the validity and efficacy of the election of the Company to be treated as an "S" corporation from the date of its Sub-S election.

      7.10 NO MATERIAL ADVERSE CHANGE. No incident or event shall have occurred resulting in the destruction, damage to, or loss of any Asset or diminution in the value of the business of the Company (whether or not covered by insurance).

      7.11 CORPORATE ACTION BY CGI AND NEWCO. All action necessary to authorize the execution, delivery and performance by CGI and Newco of this Agreement shall have been duly and validly taken by the respective boards of directors of CGI and Newco.

      7.12 DELIVERY OF OTHER DOCUMENTS AND INSTRUMENTS. The following additional documents shall have been executed and delivered by the Company and the Stockholders (and their respective spouses, where applicable):

            (a)   CONSENTS.  Copies of all required consents and approvals.

            (b) RELEASES. A release in substantially the form attached hereto as Appendix F by each Stockholder and his spouse of any and all claims each such person may have against the Company, Newco or CGI, except as may arise hereunder or under any documents executed in connection herewith.

            (c) OTHER REQUESTED DOCUMENTS. Further instruments and documents, in form and content reasonably satisfactory to counsel for CGI and Newco, as may be necessary or reasonably appropriate more fully to consummate the transactions contemplated hereby.

      7.13 CGI REVIEW AND APPROVAL OF STOCKHOLDER DISTRIBUTIONS. CGI shall have been provided the opportunity to review and approve in advance any distribution to the Stockholders after May 31, 1996.

                                   ARTICLE 8
                       CONDITIONS TO OBLIGATIONS OF THE
                         COMPANY AND THE STOCKHOLDERS

      Except as may be waived in writing by the Stockholders, the obligations of the Company and the Stockholders to consummate this Agreement and the transactions to be consummated by the Company and the Stockholders hereunder on the Closing Date shall be subject to the following conditions:

                                      26


      8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of CGI and Newco contained in this Agreement or in any certificate or document executed and delivered by CGI and Newco to the Company and the Stockholders pursuant to this Agreement shall have been true and correct and shall be true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date.

      8.2 COMPLIANCE WITH AGREEMENT. On and as of the Closing Date, CGI and Newco shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by CGI or Newco on or before the Closing Date.

      8.3 OFFICER'S CERTIFICATE. Each of CGI and Newco shall have delivered to the Company and the Stockholders an officer's certificate, dated the Closing Date and signed on behalf of CGI and Newco, respectively, by the President or a Vice President of such company, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

      8.4 NO ACTION OR PROCEEDING. On the Closing Date, no action or proceeding by any public authority or any other person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could reasonably be expected to result in a decision, ruling or finding which would have a material adverse effect on the ability of CGI and Newco to fulfill their obligations under this Agreement.

      8.5 CONSENTS, AUTHORIZATIONS, ETC. All orders, consents, permits, authorizations, approvals and waivers of every governmental entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions, shall have been obtained or given; PROVIDED that any third-party consent not obtained by the Company or the Stockholders, but waived by CGI and Newco, shall not be an unfulfilled condition hereunder.

      8.6 CORPORATE ACTION BY CGI AND NEWCO. All action necessary to authorize the execution, delivery and performance by CGI and Newco of this Agreement shall have been duly and validly taken by CGI and Newco and CGI and Newco shall have delivered to the Company and the Stockholders copies, certified as at the Closing Date by the Secretary of CGI and Newco, respectively, of all resolutions of the board of directors of CGI and Newco authorizing this Agreement and the transactions contemplated by this Agreement.

                                      27

      8.7 STOCKHOLDERS EMPLOYMENT/NONCOMPETITION AGREEMENTS. CGI and Newco shall have caused to be executed and delivered to each of the applicable Stockholders the Employment/Noncompetition Agreement specified in Section 7.6 above.

      8.8 NONCOMPETITION AGREEMENTS. CGI and Newco shall have caused to be executed and delivered to each of the applicable persons, the Noncompetition Agreement specified in Section 7.7, above.

      8.9 DELIVERY OF CGI COMMON STOCK. Delivery of the certificates representing the shares of CGI Common Stock specified in the Plan of Merger shall have been provided for.

      8.10 OPINION OF COUNSEL. The Company and the Stockholders shall have received opinions, addressed to them and dated the Closing Date, from Winstead Sechrest & Minick P.C., counsel for CGI and Newco, and Davis, Brown, Koehn, Shors & Roberts, P.C., Iowa counsel for CGI and Newco, in form and substance as set forth in Appendices G and H hereto.

      8.11 REGISTRATION RIGHTS AGREEMENT. CGI shall have executed and delivered to the Stockholders the Registration Rights Agreement in substantially the form of Appendix I hereto.

                                   ARTICLE 9
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties made by the parties to this Agreement in this Agreement or in any certificate or document executed and delivered in accordance herewith, as well as any rights to indemnification granted herein, shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of twenty-four (24) months following the Closing Date (the "Warranty Period").

      No cause of action may be maintained against any party to this Agreement, including an action for indemnity in accordance with Article 10, arising from the breach of any warranty or representation contained herein unless such action shall be commenced prior to the expiration of the Warranty Period.

      Neither of the foregoing paragraphs shall be construed to abrogate, abridge, reduce or negate in any way, any of the rights, terms or conditions incorporated in, or provided in accordance with, the Registration Rights Agreement, or the Employment and Noncompetition Agreements (including non-competition provisions thereof) or the Noncompetition Agreement to be executed concurrently herewith, all of which shall be fully enforceable according to their terms and applicable law.

                                  ARTICLE 10
                                INDEMNIFICATION

                                      28

      10.1 INDEMNIFICATION OF PURCHASER INDEMNITEES. Subject to the terms contained in Sections 10.5 and 10.6 below, and provided that such action for indemnification shall be commenced within the Warranty Period, the Stockholders agree to indemnify and hold the Purchaser Indemnitees (as defined below) harmless from and against:

            (a) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Stockholders or the Company under the terms of this Agreement;

            (b) any action or suit commenced within the Warranty Period, or loss suffered or incurred by the Company or CGI within the Warranty Period resulting from:

                  (i) any Environmental Claim, including without limitation any claim arising under CERCLA, the Clean Air Act or the Clean Water Act arising out of the operation of the Facilities before the Closing, and

                  (ii) any expenses (voluntarily or involuntarily incurred)
            relating to investigation, removal, cleanup and/or remediation of any Contaminant present at or arising out of the operation of the Facilities before the Closing;

            (c) any and all liabilities or obligations of the Company which were not incurred in the ordinary course of business of the Company, and which were not disclosed to CGI and Newco on or before the Closing Date which arise from either:

                  (i)   the ownership of the Assets and/or their use; or

                  (ii)  the operation of the business of the Company;

            (d) any and all liabilities, obligations, claims, damages, costs and expenses arising out of an untrue statement of a material fact or omission to state a material fact in a registration statement or report filed by CGI under the Securities Act or the Exchange Act, but only insofar as any such misstatement or omission results from information furnished by the Company, in writing, before the Closing, or by the Stockholders; and

            (e) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.

      10.2 INDEMNIFICATION OF SELLER INDEMNITEES. Subject to the terms contained in Sections 10.5 and 10.6 below, and provided that such action for indemnification shall be commenced within the Warranty Period, CGI agrees to indemnify and hold the Seller Indemnitees (as defined below) harmless from and against:

                                      29

            (a) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of CGI under the terms of this Agreement;

            (b) with respect to the Stockholders, any losses on personal guaranties on loans to Garner Publishing Company to the extent the indebtedness so guarantied was reflected on the Financial Statements.

            (c) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.

      10.3 METHOD OF ASSERTING CLAIMS, ETC. The items listed in Section 10.1 and
Section 10.2 are sometimes collectively referred to herein as "Damages"; PROVIDED that such reference shall be understood to mean the respective damages from and against which CGI and its officers, directors, stockholders, agents and attorneys (the "Purchaser Indemnitees") or the Stockholders and their respective agents and attorneys (the "Seller Indemnitees"), as the case may be, are indemnified as the context requires. The person claiming indemnification hereunder, whether a Purchaser Indemnitee or a Seller Indemnitee, is sometimes referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is sometimes referred to as the "Indemnifying Party". All claims for indemnification by an Indemnified Party under Section 10.1 or Section
10.2 hereof, as the case may be, shall be asserted and resolved as follows:

            (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a "Third Party Claim"), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the "Claim Notice"). For this purpose the commencement of any audit or other investigation respecting Taxes shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party's ability to defend against the Third Party Claim. The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                                      30

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Article 10, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and PROVIDED FURTHER, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is liable for the largest amount of Damages with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 10.3(a)(i), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

                  (ii) If the Indemnifying Party fails to notify the Indemnified
            Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Article 10, then the Indemnified Party shall

                                      31

            have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 10.3(a)(ii), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.3(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(a)(ii) (other than a dispute as to the Indemnifying Party's liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                  (iii) If any Indemnified Party should have a claim against any
            Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party, in writing, of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the "Indemnity Notice"). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or as the parties otherwise at such time agree.

      10.4 PAYMENT OF INDEMNITY. Any indemnity claim shall be paid in cash or by offset against any amounts otherwise payable pursuant to the Employment/Noncompetition and Noncompetition Agreements by the Indemnifying Party to the appropriate Indemnified Party.

                                      32

      10.5 MAXIMUM LIABILITY FOR BREACH OF WARRANTY OR REPRESENTATION. The cumulative total maximum liability for any single Stockholder for a Breach of Warranty or Representation shall be Two Hundred Fifty Thousand Dollars ($250,000). The foregoing notwithstanding, no single Stockholder shall be liable for more than twenty percent (20%) of any claim. The cumulative total maximum aggregate liability of all the Stockholders shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000). The cumulative total maximum aggregate liability of CGI shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

      10.6 INDEMNIFICATION THRESHOLD. No indemnification shall be required to be made by the Stockholders under this Article 10 as a result of any breach of any representation, warranty, covenant or agreement of the Company or the Stockholders until the amount of the claims of CGI and Newco under this Agreement exceeds in the aggregate $75,000, at which time CGI and Newco may seek to recover all of their claims from the first dollar thereof. No indemnification shall be required to be made by CGI under this Article 10 as a result of any breach of any representation, warranty, covenant or agreement of CGI or Newco until the amount of the claims of the Stockholders under this Agreement exceeds in the aggregate $75,000, at which time the Stockholders may seek to recover all of their claims from the first dollar thereof.

                                  ARTICLE 11
                                  TERMINATION

      This Agreement may be terminated at any time before the Closing Date:

            (a) by mutual consent of CGI and Newco, on the one hand and the Company and the Stockholders on the other hand;

            (b) by CGI and Newco, upon notice of termination of its obligation to consummate the transaction delivered to the Company or the Stockholders if CGI and Newco reasonably have determined that there has been any material breach of any covenant of the Company or the Stockholders or that the Company or any one or more of the Stockholders has breached any of its or their representations or warranties, stating in particularity the default or defaults on which the notice is based; PROVIDED that the Company or the Stockholders shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, CGI and Newco shall, for that reason, have no right to terminate this Agreement;

            (c) by the Company and the Stockholders acting unanimously, upon notice of termination of their obligation to consummate the transaction delivered to CGI and Newco, if the Company and the Stockholders have determined that there has been any material breach of any covenant of CGI or that CGI has breached any of its representations or warranties, stating in particularity the default or defaults on which the notice is based; PROVIDED that CGI shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, the Stockholders shall, for that reason, have no right to terminate this Agreement; or

                                      33

            (d) by either CGI and Newco on the one hand or the Company and the Stockholders on the other hand (acting unanimously) if the Closing has not occurred on or before July 3, 1996.

      If this Agreement is terminated pursuant to (a) or (d) above, such termination shall be without liability of any party, or any director, officer, employee, agent, consultant or representative of such party, to any other party to this Agreement by either CGI and Newco or the Company and the Stockholders, except as specifically provided in this Agreement. If this Agreement is terminated pursuant to (b) or (c) above, the rights and remedies granted hereby are cumulative and nonexclusive of any other right or remedy available to the terminating party at law or in equity. The parties agree that the business of the Company is unique in character and if the Company and the Stockholders default, damages suffered by CGI and Newco may not be readily ascertainable. Accordingly, the parties agree that they shall, at their respective options, be entitled to the equitable remedy of specific performance.

                                  ARTICLE 12
                                    NOTICES

      All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received, if so given) by personal delivery, telegram, telecopy, or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

      If to the Company or the Stockholders, to each:

            c/o Garner Publishing Company
            1697 N.E. 53rd Avenue
            Des Moines, Iowa 50313

      With a copy to:

            Lyle Simpson, Esq.
            Dreher, Simpson & Jensen, P.C.
            1200 Hub Tower
            699 Walnut Street
            Des Moines, IA  50309

      If to CGI, to:

            Consolidated Graphics, Inc.
            2210 West Dallas Street
            Houston, Texas 77019
            Attention:  Joe R. Davis, Chairman and
                        Chief Executive Officer

                                      34

      With a copy to:

            R. Clyde Parker, Jr., Esq.
            Winstead Sechrest & Minick P.C.
            910 Travis, Suite 1700
            Houston, Texas  77002-5895

      Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

                                  ARTICLE 13
                                 MISCELLANEOUS

      13.1 INCORPORATION OF SCHEDULES AND APPENDICES; ENTIRE AGREEMENT. The Appendices and Schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference and the specific references thereto contained herein. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter of this Agreement, and this Agreement, including the Appendices and Schedules hereto to be delivered in connection herewith, contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

      13.2 WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by the chairman, president or a vice president of each of the parties or by such party individually, as applicable. A waiver on one occasion shall not be deemed to be a waiver of the same or any other matter on a future occasion.

      13.3 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all the parties hereto.

      13.4 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      13.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      13.6 GOVERNING LAW. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof, except to the extent that Iowa corporate law is required by law to govern the effectiveness of the Merger.

                                      35

      13.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement or any right or part hereunder shall not be voluntarily assigned by any party hereto without the prior written consent of the other parties hereto, except that CGI may assign its rights and obligations hereunder to a wholly owned, direct or indirect, subsidiary of CGI.

      13.8 EXPENSES. Each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that the expenses incurred on behalf of the Company and the Stockholders shall be paid by the Stockholders except to the extent of up to $50,000 in cash paid by the Company to NH and 1,500 shares of CGI common stock issued by CGI to NH, each as provided in Section 2.27 and except for up to $12,000 in legal fees payable by the Company to Dreher, Simpson & Jensen, P.C.

      13.9 FURTHER ASSURANCES. The Stockholders, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by CGI and necessary for the Stockholders to comply with the representations, warranties and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by CGI.

                                      36

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the third day of July, 1996.

                                    CGI:

                                    CONSOLIDATED GRAPHICS, INC.

                                    By:  Joe R. Davis
                                         Chief Executive Officer


                                    NEWCO:

                                    GARNER ACQUISITION CO.

                                    By:  Joe R. Davis
                                         Chief Executive Officer


                                    THE COMPANY:

                                    GARNER PUBLISHING COMPANY

                                    By:
                                    Name:
                                    Title:


                                    THE STOCKHOLDERS:

                                    Robert Garner
                                    Bernie Nevins

                                       S1

                                    Gerald Ross
                                    Thomas Kruger
                                    John W. Duro

                                       S2